                                   AGREEMENT

         Agreement between Washington Energy Company ("WECO") and Keith E. Anderson ("Anderson").

                                    RECITALS

         WHEREAS, on December 21, 1993 WECO and Anderson entered into an Employment and Change In Control Agreement ("Employment Agreement") relating to Anderson's employment as President of Washington Energy Resources Company, a Washington corporation, ("Resources"), and at that time a wholly-owned subsidiary of WECO;

         WHEREAS, on May 2, 1994 Resources was merged into COG Acquisition Company, a wholly owned subsidiary of Cabot Oil & Gas Corporation ("Cabot") and Anderson's employment as President of Resources terminated on that day;

         WHEREAS, by notice sent on July 14, 1994, Anderson's employment by WECO as Vice President-Natural Resources was also terminated;

         WHEREAS, because of the change in control of Resources resulting in Anderson's termination of employment by Resources and Anderson's termination of employment by WECO, Anderson is entitled, among other things, to the benefits provided for under Sections 7, 8 and 16 of the Employment Agreement; and

         WHEREAS, the parties hereto wish to enter into this Agreement to further evidence their mutual rights and obligations under the Employment Agreement.

         NOW, THEREFORE for in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, WECO and Anderson do hereby agree as follows:

                 Benefits Under Employment Agreement Now Due. A "change in control" of Resources, as defined in the Employment Agreement, has occurred; Anderson's employment with Resources has been terminated as a result thereof other than by reason of normal retirement, disability or "for cause"; Anderson's employment by WECO has been terminated; and Anderson is entitled to the benefits provided for in the Employment Agreement.

                 Employment Agreement - Section 7(i) and (ii) Payments. WECO agrees to pay to Anderson in complete satisfaction of its obligations under
Section 7(i) and (ii) of the Employment Agreement the amounts set forth in Exhibit "A" attached hereto. Payment shall be made within 10 days after the effective date of this Agreement. Interest compounded daily at the rate of 12% per year shall accrue on the amounts set forth in Exhibit A from July 14, 1994 until paid.

                 Employment Agreement - Section 7(iii) Benefits. In complete satisfaction of its obligations under Section 7(iii) of the Employment Agreement WECO agrees to provide to Anderson the employee benefits plans, programs and policies described in Exhibit "B" attached hereto for a period of three (3) years from July 14, 1994.

                 Executive Retirement Compensation Agreement; Additional Retirement Payment. With respect to Section 7(iv) of the Employment Agreement WECO agrees as follows:

                 Anderson shall be deemed vested in and entitled to all benefits accrued through July 14, 1994, under the Executive Retirement Compensation Agreement dated May 1, 1992 between Anderson and Washington Natural Gas Company ("WNG"), a wholly-

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owned subsidiary of WECO (the "SERP").

                 WECO/WNG shall pay Anderson in cash at age sixty-five or such earlier retirement date after reaching age sixty-two (62) as he may elect, an amount equal to the actuarial equivalent on the date payment is made of an additional retirement benefit of $86.80 per month for his life, beginning at age 65. For purposes of any calculation of a lump-sum payment, "the actuarial equivalent" shall be determined by assuming Anderson's survival to age eighty and a discount rate of 6.5% per year.

                 WECO/WNG shall pay Anderson in cash within 10 days after the effective date of this agreement an amount equal to the present value of matching contributions that would have been allocated to Anderson's account under the Salary Investment Plan for Employees of Washington Natural Gas Company and Affiliates (the "401(k) Plan") if Anderson had continued in the employ of Resources until July 14, 1997, at his base salary rate as of the date of termination and had elected to defer $8,764 annually. Each year's matching contribution shall be deemed to be $4,382. The present value shall be determined as of the payment date assuming that the matching contribution for 1994 would be made on that date, and the matching contribution for each of the following two years would be made as of that same date for each year. The present value shall be determined using a discount rate of 6.5% per year.

                 In the event Anderson dies before payment of the amounts in 4a, b or c, the additional amounts due under 4a, b and c shall be paid to the beneficiary designated by Anderson under the terms of the SERP.

                 WECO Stock Options. In complete satisfaction of WECO's obligations under Section 7(v) of the Employment Agreement WECO agrees to cause the Board of Directors of WECO to grant to Anderson stock options having an identical number of vested but unexercised options to acquire common stock of WECO as were available to him at the cessation of his rights under the WECO Stock Option Plan (all as described in Exhibit "C" attached hereto) on the same terms and conditions as provided by such plan, exercisable within the twenty-four (24) month period ending July 14, 1996. WECO shall cause the shares to be issued to Anderson pursuant to said options to be registered under the Securities Act of 1933.


                 WECO Performance Share Plan.  Pursuant to authority granted in
Section 7.04 of the First and Second Washington Energy Company Performance Share Plans, ("Performance Share Plans"), the Compensation and Benefits Committee of the Board of Directors of WECO has elected to waive in whole the lapse which would otherwise occur under Section 7.04 of the Performance Shares Plans as a result of Anderson's termination of employment. Accordingly, the awards to Anderson in each of the award periods 1990-1994, 1991-1995, 1992-1996 and 1993-1997 shall remain in effect, subject in all other respects to the provisions of said Performance Share Plans.

                 Employment Agreement - Section 16 Payments.  With respect to
Section 16 of the Employment Agreement, Anderson agrees to provide to WECO his federal income tax returns commencing with the return for calendar year 1994 along with such other information as WECO may reasonably request in order to enable WECO to calculate such additional amounts, if any, as may be due pursuant to the terms of Section 16 of the Employment Agreement. WECO shall pay any additional amount required to provide Anderson with payments and benefits under this Agreement that are the same, after payment of all federal and state excise, income and employment taxes as Anderson would have received, after payment of all federal and state income and employment taxes, had no payments or benefits been subject to excise taxes imposed by Section 4999 of the Internal Revenue Code. Exhibit D illustrates the methodology to be employed in determining the amount of additional payment required under Section 16 of the Employment Agreement and this paragraph. Any
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such additional payment shall be made no later than the date of any payment under this Agreement that would be subject to excise taxes imposed by Section 4999 of the Internal Revenue Code and shall be subject to withholding of all applicable federal and state excise, income and employment taxes.

                 Bonus. In recognition of the efforts of Anderson in connection with the merger of Resources with Cabot, WECO agrees to pay Anderson a bonus of $12,000, subject to any applicable federal income tax, Social Security and related tax withholding.

                 Continuation of Salary and Benefits to Effective Date. Until the effective date of this Agreement, WECO shall continue to pay Anderson his full base salary and Anderson shall continue to participate in all employee benefits in which he was a participant as of July 14, 1994 (including provision of a company car and payment of income taxes due with respect to personal use of the company car).

                 Attorneys Fees and Expenses. WECO shall pay all of Anderson's attorney fees and costs incurred during the dispute with WECO of the amounts due under the Employment Agreement and in negotiations of this Agreement. Payment shall be due within 30 days following the rendering of the final invoice of Anderson's legal counsel.

                 Waiver and Release of Non-compete Provision. WECO hereby waives and agrees to release Anderson from that portion of Section 10 of the Employment Agreement which reads as follows:

                 You also agree you will not enter into the employment in an executive or consultant capacity or serve on the Board of Directors of any enterprise in whatever form organized and carried on which is directly competitive with any business activity then conducted by the Company or its subsidiaries.

                 Return of Property. Anderson warrants and represents that he will promptly return all company-owned property in his possession, including, but not limited to all keys and access cards to company buildings or property, all company-owned equipment and all company documents and papers, customer lists manuals files, price lists, and all other company files and information; provided however, that Anderson shall be entitled to purchase the company-owned automobile currently assigned to him at its residual lease value as of the date of this Agreement.

                 Waiver and Release of Claims by Anderson.

                 Anderson hereby waives and releases any and all claims, causes of action and rights, whether known or unknown, contingent or noncontingent, contractual or otherwise, against WECO or any of its related, affiliated or subsidiary organizations, and each of their respective directors, officers, agents, representatives and employees, past and present, and each of their successors and assigns ("Releasees") arising out of his employment with Resources or WECO and the separation thereof. Anderson makes this commitment even though he understands that he may not, as of this date, know all of the claims he may lawfully have against the Releasees arising out of his employment relationship and that he is relinquishing the right to pursue any claims which he could have pursued before courts or administrative agencies without having the opportunity to pursue those claims to a trial and having the damages set by a judge and/or jury.

                 Anderson understands that the commitment not to pursue any claims against WECO and all other named Releasees includes not filing any lawsuits, not filing any complaints with any administrative agencies such as, but not limited to, the Washington State Human Rights Commission, and the Equal Employment Opportunity
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                                    PAGE 128

Commission and not requesting any attorneys to assert any claims or demands upon Releasees arising out of or relating to Anderson's employment by Resources or WECO or the separation thereof.

                 Anderson acknowledges that among the claims that he is releasing may be claims for wrongful discharge, breach of contract, negligent or intentional infliction of emotional distress, defamation, violations of the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, Americans with Disabilities Act, and the Washington State Human Rights Act, as well as any other statutes, administrative regulations or legal doctrines governing claims for separation from employment.

                 Anderson's waiver and release shall not apply to claims arising under this Agreement or those portions of the Employment Agreement that survive under paragraph 19, below.

                 Indemnification of Anderson.

                 WECO shall indemnify, defend and hold Anderson harmless against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring during the time of his service as an officer or director of Resources or WECO, to the fullest extent permitted or required under the Washington Business Corporation Act or under WECO's Articles of Incorporation or its Bylaws and shall also advance expenses as incurred to the fullest extent permitted, provided that Anderson provides an undertaking to repay such advances if it is ultimately determined that he is not entitled to indemnification.

                 WECO shall maintain in full force and effect for the benefit of Anderson, his estate or personal representative, such directors' and officers' liability insurance as WECO maintains for the directors and officers of WECO, generally, for a period of not less than six (6) years from the date of this Agreement.

                 Confidentiality. Anderson agrees to keep the fact and terms of this Agreement confidential except to members of his immediate family, his counselor, and persons assisting him in financial planning or income tax preparation, provided that these people agree to keep such information confidential. Without limiting the foregoing, Employee agrees that it shall be a breach of this provision to in any way disclose, discuss, or characterize the Agreement to third parties other than as set forth above.

                 Free and Voluntary Act of Anderson. Anderson is entering into this Agreement as a free and voluntary act, has been given at least twenty-one
(21) days to decide whether to sign this Agreement, and signs it only after full reflection and analysis. Anderson further acknowledges that he has been advised to consult an attorney before signing this Agreement, and that he has read and understands the complete Agreement.

                 No Admission of Liability. This Agreement shall not be construed as an admission by WECO or Anderson of any liability, breach of any agreement between WECO or Anderson, or violation by WECO or Anderson of any statute, law or regulation.

                 Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Anderson's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Anderson should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee or, if there is no such designee, to his estate.

                 Survival. The parties hereto agree that by their execution of this
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                                    PAGE 129

Agreement the Employment Agreement is hereby terminated and shall have no further force or effect, except that the provisions of Sections 9 and 10 of the Employment Agreement and the provisions of Section 8 of the Employment Agreement that relate to payment of Anderson's costs of recovering benefits described in Sections 3, 4 and 7 of this Agreement shall survive in accordance with their respective terms as they may be modified by this Agreement.

                 Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by United States certified mail, return receipt requested, postage prepaid, in the case of WECO addressed to the Senior Vice President-Legal, 815 Mercer Street, Seattle, WA 98109 and in the case of Anderson addressed to 14562 Edgewater Lane N.E., Seattle, WA 98155; or to such other address as either party may have furnished to the other in writing in accordance herewith; provided, that notices of change of address shall be effective only upon receipt.

                 Governing/Law and Venue. This Agreement shall be governed by the laws of the State of Washington in effect as of the date of this Agreement. In any dispute arising out of or relating to this Agreement, the parties agree that venue shall be had in King County, Washington. In any action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs, in addition to any other damages and remedies available at law or in equity.

                 Revocation. This Agreement may be revoked by Anderson by returning payment in full along with written notice of revocation to WECO's Senior Vice President-Legal at 815 Mercer Street, Seattle, WA 98109 within seven (7) days of Anderson's execution of the Agreement. Unless revoked in accordance with this paragraph, this Agreement shall become final and irrevocable on the eighth (8th) day following Anderson's execution of the Agreement.

                 Effective Date. This Agreement shall be effective on September 30, 1994.

                 IN WITNESS WHEREOF, the parties have entered into this Agreement as of the 30th day of September, 1994.

WASHINGTON ENERGY COMPANY



By: /s/ ROBERT J. TOMLINSON                /s/ KEITH E. ANDERSON
    -----------------------------          ---------------------------
    Robert J. Tomlinson                    Keith E. Anderson

Its: Senior Vice President - Legal and Human Resources
     -------------------------------------------------




AGREED to this 30th day of September, 1994.

WASHINGTON NATURAL GAS COMPANY



By:  /s/ ROBERT J. TOMLINSON
     --------------------------
     Robert J. Tomlinson
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                                    PAGE 130

                                   EXHIBIT A


KEITH E. ANDERSON
(Section 7(i) and (ii) payments)


1.       3 times pay*(including salary and
         additional compensation)                                   $516,330.00


2.       Payment of Accrued Vacation*
         through July 15, 1994 = 192 hours                           $11,558.40
         (including 56 hours carry-over
         from 1993)



         *Less applicable withholding plus interest
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                                    PAGE 131

                                   Exhibit B


KEITH E. ANDERSON
Paragraph 7(iii)


CONTINUED BENEFITS FOR PERIOD JULY 15, 1994 TO JULY 14, 1997

MEDICAL:

         Coverage to be continued for Keith E. Anderson and spouse through United of Omaha Insurance.

DENTAL:

         Coverage to be continued for Keith E. Anderson and spouse through United of Omaha Insurance.

LIFE INSURANCE:

         Coverage to be continued through United of Omaha Insurance.

LONG TERM DISABILITY:

         Coverage cannot be continued through current plan. Company will provide comparable coverage outside of plan.

EMPLOYEE ASSISTANCE PROGRAM:

         Company EAP plan services will be available.

TUITION REIMBURSEMENT:

         Program will be available.

EXECUTIVE PHYSICAL

         Program will be available.
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                                   Exhibit D

KEITH ANDERSON - Illustration of Parachute Tax

                             PARACHUTE PAYMENTS

                          WITHOUT          WITH
                          GROSS-UP         GROSS-UP
Excess parachute          $400,000         $598,020
Regular tax               $158,400         $236,816
                                           --------
Net after tax             $241,600         $361,204
                          ========
Excess parachute                           $400,000
Plus Gross-up                              $198,020
                                           --------
Total excess                               $598,020

Excise tax at 20%                          $119,604
Regular Tax                                $236,816
                                           --------
Net after all tax                          $241,600
                                           ========